Exhibit 2.18

Execution Version

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated as of March 29, 2005, is delivered by and among 155 EAST TROPICANA, LLC, a Nevada limited liability company (“155 LLC”), and 155 EAST TROPICANA FINANCE CORP., a Nevada corporation (“155 Corp.”; 155 LLC and 155 Corp. are referred to hereinafter each individually as an “Obligor”, and individually and collectively, jointly and severally, as the “Obligors”), in favor of WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the below defined Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), in light of the following:

WHEREAS, Obligors, the below defined Lenders, and Agent are, parties to that certain Credit Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Credit Agreement”);

WHEREAS, each Obligor has made or may make certain loans or advances from time to time to one or more other Obligors; and

WHEREAS, in order to induce the Lender Group (as defined below) to enter into the Credit Agreement, each Obligor has agreed to the subordination of such indebtedness of each other Obligor to such Obligor, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1                                   Definitions; Interpretation.

(a)                                  Terms Defined in Credit Agreement.  All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b)                                 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Insolvency Event” has the meaning set forth in Section 3.

“Lender Group” means, individually and collectively, each of the Lenders and Agent.

“Lenders” means, individually and collectively, each of the lenders identified on the signature pages of the Credit Agreement, and any other person made a party thereto in accordance with the provisions of Section 13.1 thereof (together with their respective successors and assigns).

“Obligor” and “Obligors” have the respective meanings set forth in the preamble to this Agreement.

 “Senior Debt” means the Obligations and other indebtedness and liabilities of the Obligors to the Lender Group and the Bank Product Provider under or in connection with the Credit Agreement and the other Loan Documents, including all unpaid principal of the Advances, all interest accrued thereon, all fees due under the Credit Agreement and the other Loan Documents, and all other amounts payable by the Obligors to the Lender Group and the Bank Product Provider thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation interest, fees, and other such amounts, which would accrue and become due but for the commencement of one or more of the Insolvency Events, whether or not such interest, fees, and other amounts are allowed or allowable in whole or in part in any of such Insolvency Events.

“Subordinated Debt” means, with respect to each Obligor, all indebtedness, liabilities, and other monetary obligations of any other Obligor owing to such Obligor in respect of any and all loans or advances made by such Obligor to such other Obligor whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable by any other Obligor to such Obligor under or in connection with any documents or instruments related thereto.

“Subordinated Debt Payment” means any payment or distribution by or on behalf of the Obligors, directly or indirectly, of assets of the Obligors of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of Subordinated Debt, as a result of any collection, sale, or other disposition of Collateral, or by setoff, exchange, or in any other manner, for or on account of the Subordinated Debt.

(c)                                  Interpretation.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” is not exclusive.  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified.  References to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto.  References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation referred to.  The captions and headings are for convenience of reference only and shall not affect the construction of this Agreement.

SECTION 2                                   Subordination To Payment Of Senior Debt.  As to each Obligor, all payments on account of the Subordinated Debt shall be subject, subordinate, and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment, in full, in cash or cash equivalents of the Senior Debt.

SECTION 3                                   Subordination Upon Any Distribution Of Assets Of The Obligors.  As to each Obligor, in the event of any payment or distribution of assets of any other Obligor of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to such other Obligor or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of such other Obligor, or otherwise, (such events, collectively, the “Insolvency Events”):  (i) all amounts owing on account of the Senior Debt shall first be paid, in full, in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Obligor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating lender making such payment or distribution directly to Agent for application to the payment of the Senior Debt in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to Agent in respect of such Senior Debt.

SECTION 4                                   Payments On Subordinated Debt.

(a)                                  Permitted Payments.  So long as no Event of Default has occurred and is continuing, each Obligor may make, and each other Obligor shall be entitled to accept and receive, (i) Subordinated Debt Payments in the ordinary course of business and (ii) payments allowed, if any, under the Credit Agreement.

(b)                                 No Payment Upon Senior Debt Defaults.  Upon the occurrence of any Event of Default, and until such Event of Default is cured or waived, no Obligor shall make, and no other Obligor shall accept or receive, any Subordinated Debt Payment.

SECTION 5                                   Subordination Of Remedies.  Until all Senior Debt has been repaid in full and all Commitments by the Lender Group to extend credit under the Credit Agreement shall have been irrevocably terminated, following the occurrence of any Event of Default and until such Event of Default is cured or waived, no Obligor shall, without the prior written consent of Agent:

(a)                                  accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests in respect of the obligations of any other Obligor owing to such Obligor;

(b)                                 exercise any rights under or with respect to guaranties of the Subordinated Debt, if any;

(c)                                  exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities, or obligations of such Obligor to any other Obligor against any of the Subordinated Debt; or

(d)                                 commence, or cause to be commenced, or join with any creditor other than Agent or any Lender in commencing, any bankruptcy, insolvency, or receivership proceeding against the other Obligor.

SECTION 6                                   Payment Over To Agent.  In the event that, notwithstanding the provisions of Sections 3, 4, and 5, any Subordinated Debt Payments shall be received in contravention of such Sections 3, 4, and 5 by any Obligor before all Senior Debt is paid, in full, in cash or cash equivalents, such Subordinated Debt Payments shall be held in trust for the benefit of the Lender Group and shall be paid over or delivered to Agent for application to the payment, in full, in cash or cash equivalents of all Senior Debt remaining unpaid to the extent necessary to give effect to such Sections 3, 4, and 5, after giving effect to any concurrent payments or distributions to Agent in respect of the Senior Debt.

SECTION 7                                   Authorization To Agent.  If, while any Subordinated Debt is outstanding, any Insolvency Event shall occur and be continuing with respect to any Obligor or its property:  (i) Agent hereby is irrevocably authorized and empowered (in the name of each other Obligor or otherwise), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Agent; and (ii) each other Obligor shall promptly take such action as Agent reasonably may request (a) to collect the Subordinated Debt, to the extent permitted by law, for the account of the Lender Group and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (b) to execute and deliver to Agent such powers of attorney, assignments, and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (c) to collect and receive any and all Subordinated Debt Payments, to the extent permitted by law.

SECTION 8                                   Certain Agreements Of Each Obligor.

(a)                                  No Benefits.  Each Obligor understands that there may be various agreements between the Lender Group and any other Obligor evidencing and governing the Senior Debt, and each Obligor acknowledges and agrees that such agreements are not intended to confer any benefits on such Obligor unless such Obligor is also a party thereto and that Agent and the Lenders shall have no obligation to such Obligor or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to them under such agreements unless such Obligor is also a party thereto.

(b)                                 No Interference.  Each Obligor acknowledges that certain other Obligors have granted to Agent for the benefit of the Lender Group security interests in all of such other Obligor’s assets, and agrees not to interfere with or in any manner oppose a disposition of any Collateral by Agent in accordance with applicable law.

(c)                                  Reliance by Agent and Lenders.  Each Obligor acknowledges and agrees that Agent and the Lenders will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Loan Documents and making or issuing the Advances, the Letters of Credit, or other financial accommodations thereunder.

(d)                                 Waivers.  Except as provided under the Credit Agreement, each Obligor hereby waives any and all notice of the incurrence of the Senior Debt or any part thereof and any right to require marshaling of assets.

(e)                                  Obligations of Each Obligor Not Affected.  Each Obligor hereby agrees that at any time and from time to time, without notice to or the consent of such Obligor, without incurring responsibility to such Obligor, and without impairing or releasing the subordination provided for herein or otherwise impairing the rights of Agent hereunder:  (i) the time for any other Obligor’s performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by Agent or the Lenders; (ii) the agreements of any other Obligor with respect to the Loan Documents may from time to time be modified by such other Obligor, Agent, and the Lenders for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of such other Obligor, Agent, or the Lenders thereunder; (iii) the manner, place, or terms for payment by any other Obligor of Senior Debt or any portion thereof may be altered or the terms for payment extended, or the Senior Debt of any other Obligor may be renewed in whole or in part; (iv) the maturity of the Senior Debt of any other Obligor may be accelerated in accordance with the terms of any present or future agreement by any other Obligor, Agent, and the Lenders; (v) any Collateral may be sold, exchanged, released, or substituted and any Lien in favor of Agent may be terminated, subordinated, or fail to be perfected or become unperfected; (vi) any Person liable in any manner for Senior Debt may be discharged, released, or substituted; and (vii) all other rights against the other Obligors, any other Person, or with respect to any Collateral may be exercised (or Agent may waive or refrain from exercising such rights).

(f)                                    Rights of Agent Not to Be Impaired.  No right of Agent or the Lenders to enforce the subordination provided for herein or to exercise its other rights hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by any Obligor, Agent, or the Lenders hereunder or under or in connection with the other Loan Documents or by any noncompliance by the other Obligors with the terms and provisions and covenants herein or in any other Loan Document, regardless of any knowledge thereof Agent or the Lenders may have or otherwise be charged with.

(g)                                 Financial Condition of the Obligors.  Except as provided under the Credit Agreement or by applicable law, no Obligor shall have any right to require Agent to obtain or disclose any information with respect to:  (i) the financial condition or character of any other Obligor or the ability of any other Obligor to pay and perform Senior Debt; (ii) the Senior Debt; (iii) the Collateral or other security for any or all of the Senior Debt; (iv) the existence or nonexistence of any guarantees of, or any other subordination agreements with respect to, all or any part of the Senior Debt; (v) any action or inaction on the part of Agent or any other Person; or (vi) any other matter, fact, or occurrence whatsoever.

(h)                                 Acquisition of Liens or Guaranties.  No Obligor shall, without the prior consent of Agent, acquire any right or interest in or to any Collateral not owned by such Obligor or accept any guaranties for the Subordinated Debt.

SECTION 9                                   Subrogation.

(a)                                  Subrogation.  Until the payment and performance in full in cash of all Senior Debt, no Obligor shall have, and shall not directly or indirectly exercise, any rights that it may acquire by way of subrogation under this Agreement, by any payment or distribution to Agent hereunder or otherwise.  Upon the payment and performance in full in cash of all Senior Debt, each Obligor shall be subrogated to the rights of Agent and Lenders to receive payments or distributions applicable to the Senior Debt until the Subordinated Debt shall be paid in full.  For the purposes of the foregoing subrogation, no payments or distributions to Agent of any cash, property, or securities to which any Obligor would be entitled except for the provisions of Section 3, 4, or 5 shall, as among such Obligor, its creditors (other than Agent and the Lenders), and the other Obligors, be deemed to be a payment by the other Obligors to or on account of the Senior Debt.

(b)                                 Payments Over to the Obligors.  If any payment or distribution to which any Obligor would otherwise have been entitled but for the provisions of Section 3, 4, or 5 shall have been applied pursuant to the provisions of Section 3, 4, or 5 to the payment of all amounts payable under the Senior Debt, such Obligor shall be entitled to receive from Agent or the Lenders any payments or distributions received by Agent or the Lenders in excess of the amount sufficient to pay in full in cash all amounts payable under or in respect of the Senior Debt.  If any such excess payment is made to Agent or the Lenders, Agent or the Lenders shall promptly remit such excess to such Obligor and until so remitted shall hold such excess payment for the benefit of such Obligor.

SECTION 10                             Continuing Agreement; Reinstatement.

(a)                                  Continuing Agreement.  This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon each Obligor until payment and performance in full in cash of the Senior Debt.  The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform, by litigation or otherwise, its respective agreements with the other Obligor.

(b)                                 Reinstatement.  This Agreement shall continue to be effective or shall be reinstated, as the case may be, if, for any reason, any payment of the Senior Debt by or on behalf of any other Obligor shall be rescinded or must otherwise be restored by Agent or the Lenders, whether as a result of an Insolvency Event or otherwise.

SECTION 11                             Transfer Of Subordinated Debt.  No Obligor may assign or transfer its rights and obligations in respect of the Subordinated Debt without the prior written consent of Agent, and any such transferee or assignee, as a condition to acquiring an interest in the Subordinated Debt shall agree to be bound hereby, in form satisfactory to Agent.

SECTION 12                             Obligations Of The Obligors Not Affected.  The provisions of this Agreement are intended solely for the purpose of defining the relative rights of each Obligor against the other Obligors, on the one hand, and of Agent and the Lenders against the Obligors, on the other hand.  Nothing contained in this Agreement shall (i) impair, as between each Obligor and the other Obligors, the obligation of the other Obligors to pay their respective obligations with respect to the Subordinated Debt as and when the same shall become due and payable, or (ii) otherwise affect the relative rights of each Obligor against the other Obligors, on the one hand, and of the creditors (other than Agent or the Lenders) of the other Obligors against the other Obligors, on the other hand.

SECTION 13                             Endorsement Of Obligor Documents; Further Assurances And Additional Acts.

(a)                                  Endorsement of Obligor Documents.  At the request of Agent, all documents and instruments evidencing any of the Subordinated Debt, if any, shall be endorsed with a legend noting that such documents and instruments are subject to this Agreement, and each Obligor shall promptly deliver to Agent evidence of the same.

(b)                                 Further Assurances and Additional Acts.  Each Obligor shall execute, acknowledge, deliver, file, notarize, and register at its own expense all such further agreements, instruments, certificates, financing statements, documents, and assurances, and perform such acts as Agent reasonably shall deem necessary or appropriate to effectuate the purposes of this Agreement, and promptly provide Agent with evidence of the foregoing reasonably satisfactory in form and substance to Agent.

SECTION 14                             Notices.  All notices and other communications hereunder to Agent shall be in writing and shall be mailed, sent or delivered in accordance with notice provisions contained in the Credit Agreement and all notices and other communications hereunder to an Obligor shall be in writing and shall be mailed, sent or delivered in care of Borrowers in accordance with the Credit Agreement.

SECTION 15                             No Waiver; Cumulative Remedies.  No failure on the part of Agent or the Lenders to exercise, and no delay in exercising, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.  The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers, and privileges that may otherwise be available to Agent and the Lenders.

SECTION 16                             Costs And Expenses.  Each of the Obligors, jointly and severally, agrees to pay to Agent on demand the (a) out-of-pocket costs and expenses of Agent, and the reasonable fees and disbursements of counsel to Agent, in connection with the negotiation, preparation, execution, delivery, and administration of this Agreement, and any amendments, modifications, or waivers of the terms thereof; and (b) all out-of-pocket costs and expenses of Agent, and the reasonable fees and disbursements of counsel, in connection with the enforcement or attempted enforcement of, and preservation of rights or interests under, this Agreement (including any amendments, modifications, or waiver of the terms hereof), including any losses, out-of-pocket costs and expenses sustained by Agent as a result of any failure by any Obligor to perform or observe its obligations contained in this Agreement.

SECTION 17                             Survival.  All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect so long as any Senior Debt remains unpaid.  Without limiting the generality of the foregoing, the obligations of each Obligor under Section 16 shall survive the satisfaction of the Senior Debt.

SECTION 18                             Benefits Of Agreement.  This Agreement is entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

SECTION 19                             Binding Effect.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by each Obligor, Agent, and the Lenders and their respective successors and permitted assigns.

SECTION 20                             Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York.

SECTION 21                             Submission To Jurisdiction.  Each Obligor hereby (i) submits to the exclusive jurisdiction of the courts of the County of New York, State of New York and the federal courts of the United States sitting in the County of New York, State of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, or at the sole option of Agent, in any other court which has subject matter jurisdiction over the matter in controversy, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

SECTION 22                             Entire Agreement; Amendments And Waivers.

(a)                                  Entire Agreement.  This Agreement constitutes the entire agreement of each of the Obligors and Agent with respect to the matters set forth herein and supersedes any prior agreements, commitments, drafts, communications, discussions, and understandings, oral or written, with respect thereto.  None of the terms or conditions of this Agreement imposes on the Obligors any obligation or liability under any Loan Document (other than this Agreement).  The foregoing notwithstanding, the terms and conditions of this Agreement shall not in any way limit or affect the obligations or liabilities of any Obligor under the Loan Documents to which such Obligor is a party.

(b)                                 Amendments and Waivers.  No amendment to any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each of the Obligors and Agent; and no waiver of any provision of this Agreement, or consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent.  Any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 23                             Conflicts.  In case of any conflict  or inconsistency between any terms of this Agreement, on the one hand, and any documents or instruments in respect of the Subordinated Debt, on the other hand, then the terms of this Agreement shall control.

SECTION 24                             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 25                             Interpretation.  This Agreement is the result of negotiations between, and have been reviewed by the respective counsel to, the Obligors and Agent and is the product of all parties hereto.  Accordingly, this Agreement shall not be construed against Agent merely because of Agent’s involvement in the preparation hereof.

SECTION 26                             Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and bind effect of this Agreement.

SECTION 27                             Termination Of Agreement.  Upon payment and performance in full in cash of the Senior Debt, including the cash collateralization, expiration, or cancellation of all Senior Debt, if any, consisting of Letters of Credit, and the full and final termination of any commitment to extend financial accommodations under the Credit Agreement, this Agreement shall terminate and Agent shall promptly execute and deliver to each Obligor such documents and instruments as shall be reasonably necessary to evidence such termination; provided, however, that the obligations of each Obligor under Section 16 shall survive such termination.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

OBLIGORS:

155 EAST TROPICANA, LLC,
a Nevada limited liability company

By:	/s/ Neil G. Kiefer
Name:	Neil G. Kiefer
Title:	Chief Executive Officer

155 EAST TROPICANA FINANCE CORP.,
a Nevada corporation

By:	/s/ Neil G. Kiefer
Name:	Neil G. Kiefer
Title:	President

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

AGENT:

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By:	/s/ Jim Farner
Name:	Jim Farner
Title:	SVP

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]